EXECUTION VERSION

$1,100,000,000

CREDIT AGREEMENT

dated as of

May 4, 2012

among

The Clorox Company,

The Banks Listed Herein,

JPMorgan Chase Bank, N.A.,
Citibank, N.A. and
Wells Fargo Bank, National Association,
as Administrative Agents,

Citibank, N.A.,
as Servicing Agent,

J.P. Morgan Securities LLC,
Citigroup Global Markets Inc. and
Wells Fargo Securities, LLC,
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

			Page
Article 1

Definitions

Section	1.01	Definitions	1
Section	1.02	Accounting Terms and Determinations	14
Section	1.03	Types of Borrowing	14

Article 2

The Credits

Section	2.01	Commitments to Lend	15
Section	2.02	Notice of Committed Borrowing	15
Section	2.03	Competitive Bid Borrowings	16
Section	2.04	Notice to Banks; Funding of Loans	19
Section	2.05	Notes	19
Section	2.06	Maturity of Loans	20
Section	2.07	Interest Rates	20
Section	2.08	Method of Electing Interest Rates	22
Section	2.09	Fees	23
Section	2.10	Optional Termination or Reduction of Commitments	24
Section	2.11	Mandatory Termination of Commitments	24
Section	2.12	Optional Prepayments	24
Section	2.13	General Provisions as to Payments	24
Section	2.14	Funding Losses	25
Section	2.15	Computation of Interest and Fees	25
Section	2.16	Regulation D Compensation	25
Section	2.17	Increased Commitments; Additional Banks	26
Section	2.18	Letters of Credit	27
Section	2.19	Stop Issuance Notice	31
Section	2.20	Defaulting Banks	31

Article 3

Conditions

Section	3.01	Effectiveness	33
Section	3.02	Borrowings and Letters of Credit Issuances	34

i

Article 4

Representations And Warranties

Section	4.01	Corporate Existence and Power	35
Section	4.02	Corporate and Governmental Authorization; No Contravention	35
Section	4.03	Binding Effect	35
Section	4.04	Financial Information	35
Section	4.05	Litigation	36
Section	4.06	Compliance with ERISA	36
Section	4.07	Environmental Matters	36
Section	4.08	Taxes	37
Section	4.09	Subsidiaries	37
Section	4.10	Full Disclosure	37
Section	4.11	Margin Regulations	37
Section	4.12	Investment Company Act	37

Article 5

Covenants

Section	5.01	Information	37
Section	5.02	Maintenance of Property; Insurance	39
Section	5.03	Conduct of Business and Maintenance of Existence	40
Section	5.04	Compliance with Laws	40
Section	5.05	Consolidated Leverage Ratio	40
Section	5.06	Negative Pledge	40
Section	5.07	Consolidations, Mergers and Sales of Assets	41
Section	5.08	Use of Proceeds	41

Article 6

Defaults

Section	6.01	Events of Default	42
Section	6.02	Notice of Default	44
Section	6.03	Cash Cover	44

Article 7

The Agents

Section	7.01	Appointment and Authorization	44
Section	7.02	Rights as a Bank	44
Section	7.03	Duties of Agent; Exculpatory Provisions	45
Section	7.04	Reliance by Agent	46
Section	7.05	Delegation of Duties	46
Section	7.06	Resignation of Agent	46
Section	7.07	Non-Reliance on Agent and Other Banks	48
Section	7.08	No Other Duties, etc	49
Section	7.09	Fees	49

Article 8

Change in Circumstances

Section	8.01	Basis for Determining Interest Rate Inadequate or Unfair	49
Section	8.02	Illegality	50
Section	8.03	Increased Cost and Reduced Return	50
Section	8.04	Taxes	52
Section	8.05	Base Rate Loans Substituted for Affected Fixed Rate Loans	54
Section	8.06	Replacement of Banks	54

Article 9

Miscellaneous

Section	9.01	Notices	55
Section	9.02	No Waivers	57
Section	9.03	Expenses, Indemnification	57
Section	9.04	Sharing of Set-Offs	58
Section	9.05	Amendments and Waivers	58
Section	9.06	Successors and Assigns	59
Section	9.07	Confidentiality	62
Section	9.08	Collateral	63
Section	9.09	Governing Law; Submission to Jurisdiction	63
Section	9.10	Counterparts; Integration	64
Section	9.11	WAIVER OF JURY TRIAL	64
Section	9.12	USA Patriot Act	64
Section	9.13	No Fiduciary Duty	64

Commitment Schedule

Pricing Schedule

Exhibit A – Note

Exhibit B – Competitive Bid Quote Request

Exhibit C – Invitation for Competitive Bid Quotes

Exhibit D – Competitive Bid Quote

Exhibit E – Assignment and Assumption Agreement

Exhibit F – Extension Agreement

     AGREEMENT dated as of May 4, 2012 among THE CLOROX COMPANY, the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., CITIBANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agents, and CITIBANK, N.A., as Servicing Agent.

     The parties hereto agree as follows:

ARTICLE 1
Definitions

          Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

     “Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

     “Additional Bank” has the meaning set forth in Section 2.17(b).

     “Administrative Agent” means each of JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, in its capacity as an administrative agent for the Banks hereunder, and its successors in such capacity.

     “Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Servicing Agent, completed by such Bank and submitted to the Servicing Agent (with a copy to the Borrower).

     “Agent” means any of the Administrative Agents and the Servicing Agent, and “Agents” means any two or more of the foregoing, as the context may require.

     “Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

     “Applicable Margin” means (i) with respect to any Base Rate Loan, the applicable rate per annum determined in accordance with the Pricing Schedule and (ii) with respect to any Euro-Dollar Loan, the applicable rate per annum determined in accordance with the Pricing Schedule; provided that at any time at which an Event of Default shall have occurred and be continuing, the Applicable Margin determined as set forth above shall be increased by 2.00% per annum if, at the direction of the Required Banks, the Servicing Agent shall have given written notice thereof to the Borrower, and provided further that upon such notice, such increase will be effective as of the date of occurrence of such Event of Default and such increase will be effective (without notice) upon acceleration of the Loans.

     “Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Servicing Agent, in substantially the form of Exhibit E or any other form approved by the Servicing Agent.

     “Bank” means each bank or other financial institution listed on the signature pages hereof, each Person which becomes a Bank pursuant to Section 8.06 or 9.06(b), and their respective successors.

     “Bank Insolvency Event” means that (a) a Bank or its Parent is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Bank or its Parent has become the subject of a proceeding under any debtor relief law, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent, or such Bank or its Parent has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

     “Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Citibank Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day and (iii) the British Bankers Association Interest Settlement Rate applicable to U.S. dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Servicing Agent from time to time) at approximately 11:00 a.m. London time on such day).

     “Base Rate Loan” means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Section 2.08(a) or Article 8.

     “Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any of its Subsidiaries.

     “Board” means the Board of Governors of the Federal Reserve System of the United States.

     “Borrower” means The Clorox Company, a Delaware corporation, and its successors.

     “Borrower’s 2011 Form 10-K” means the Borrower’s annual report on Form 10-K for the year ended June 30, 2011, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     “Borrowing” has the meaning set forth in Section 1.03.

     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or permitted to close; provided, however, that when used in connection with a Euro-Dollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

     “Citibank Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate in effect at its principal office in New York City; each change in the Citibank Rate shall be effective on the date such change is publicly announced.

     “Commitment” means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite such Bank’s name on the Commitment Schedule, (ii) with respect to any Eligible Assignee which becomes a Bank pursuant to Section 9.06(b), the amount of the transferor Bank’s Commitment assigned to it pursuant to Section 9.06(b) and (iii) with respect to any Additional Bank, the amount notified to the Servicing Agent and the Borrower in accordance with Section 2.17, in each case as such amount may be changed from time to time pursuant to Section 2.10 or 9.06(b); provided that, if the context so requires, the term “Commitment” means the obligation of a Bank to extend credit up to such amount to the Borrower hereunder.

     “Commitment Schedule” means the Commitment Schedule attached hereto.

     “Committed Borrowing” has the meaning set forth in Section 1.03.

     “Committed Loan” means a loan made pursuant to Section 2.01; provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

     “Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d)(i)(D).

     “Competitive Bid Absolute Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

     “Competitive Bid Borrowing” has the meaning set forth in Section 1.03.

     “Competitive Bid Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Servicing Agent; provided that any Bank may from time to time by notice to the Borrower and the Servicing Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     “Competitive Bid LIBOR Loan” means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

     “Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

     “Competitive Bid Margin” has the meaning set forth in Section 2.03(d)(i)(C).

     “Competitive Bid Quote” means an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.03.

     “Competitive Bid Quote Request” means a written request by the Borrower to the Servicing Agent for Competitive Bid Quotes substantially in the form of Exhibit B hereto.

     “Consolidated Debt” means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation, amortization and other similar non-cash charges. In determining Consolidated EBITDA for any period, (a) any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period, (b) any amounts that would be included in a determination of Consolidated EBITDA for such period with respect to assets acquired during such period by the Borrower or any Consolidated Subsidiary shall be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma historical basis as if such assets had been acquired by the Borrower or such Consolidated Subsidiary prior to the first day of such period, (c) any Consolidated Subsidiary sold or otherwise transferred during such period by the Borrower or any other Consolidated Subsidiary shall be excluded on a pro forma, historical basis as if it had not been a Consolidated Subsidiary during such entire period and (d) any amounts that would be included in a determination of Consolidated EBITDA for such period with respect to assets sold or otherwise transferred during such period by the Borrower or any Consolidated Subsidiary shall not be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma historical basis as if such assets had been sold or otherwise transferred by the Borrower or such Consolidated Subsidiary prior to the first day of such period.

     “Consolidated Interest Expense” means, for any period, the net interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

     “Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, adjusted to exclude the effect of any extraordinary gain or loss.

     “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     “Credit Exposure” means, with respect to any Bank at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate outstanding principal amount of its Loans and the aggregate amount of its Letter of Credit Liabilities at such time.

     “Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Sections 5.06, 6.01(e) and 6.01(f), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person (calculated at the lesser of the Debt amount and the fair market value of such asset in the case of any such Debt that is non-recourse to such Person) and (vii) all Debt of others Guaranteed by such Person; provided that Debt of the Borrower shall not include the Borrower’s obligations to make payments of principal and interest to the lessee under a “safe harbor lease” (as defined in Section 168(f)(8) of the Internal Revenue Code) to the extent that such obligations (x) are offset by the lessee’s obligations to make rental payments to the Borrower in the same amounts and on the same dates and (y) are not payable if the lessee fails to make such offsetting payments.

     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     “Defaulting Bank” means at any time, subject to Section 2.20(c), (i) any Bank that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to an Issuing Bank in respect of drawing under a Letter of Credit or make any other payment due hereunder (each, a “funding obligation”), unless such Bank has notified the Servicing Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Bank that has notified the Servicing Agent, the Borrower or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Bank that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit (unless, and only during the time period when, such Bank is contesting such default in good faith) or that has notified, or whose Parent has notified, the Servicing Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Bank that has, for three or more Business Days after written request of the Servicing Agent or the Borrower, failed to confirm in writing to the Servicing Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iv) upon the Servicing Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent; provided that a Bank Insolvency Event shall not be deemed to occur with respect to a Bank or its Parent solely as a result of the acquisition or maintenance of an ownership interest in such Bank or Parent by a governmental authority or instrumentality thereof where such action does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Servicing Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 2.20(c)) upon notification of such determination by the Servicing Agent to the Borrower, the Issuing Banks and the Banks.

     “Derivatives Obligations “ of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward purchase, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     “Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Servicing Agent.

     “Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.06(b)(iii)).

     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. Reference to any sections of ERISA shall also be construed to refer to any successor sections.

     “ERISA Group” means the Borrower and all members of a controlled group of United States corporations and all United States trades or United States businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

     “Euro-Dollar Borrowing” has the meaning set forth in Section 1.03.

     “Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch, or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Servicing Agent.

     “Euro-Dollar Loan” means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

     “Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of a London Interbank Offered Rate.

     “Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (as such term is used in Regulation D of the Board) (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

     “Event of Default” has the meaning set forth in Section 6.01.

     “Facility Fee Rate” means a rate per annum determined daily in accordance with the Pricing Schedule.

     “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank, N.A. on such day on such transactions as determined by the Servicing Agent.

     “Fixed Rate Loans” means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

     “Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time and (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

     “Increased Commitments” has the meaning set forth in Section 2.17(a).

     “Indemnitee” has the meaning set forth in Section 9.03(b).

     “Information” has the meaning set forth in Section 9.07.

     “Interest Period” means: (a) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months, and subject to clause (iii) of this definition, nine or twelve months, thereafter as the Borrower may elect in such notice; provided that:

     (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (a)(iv) below, end on the last Business Day of a calendar month;

     (iii) in the case of any such Committed Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Bank notifies the Servicing Agent that such Bank will be providing (or continuing or converting) funding for such Committed Borrowing with such Interest Period (the failure of any Bank to so respond by such time being deemed for all purposes of this Agreement as an objection by such Bank to the requested duration of such Interest Period); provided that, if any or all of the Banks object to the requested duration of such Interest Period, the duration of the Interest Period for such Committed Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Committed Borrowing or Notice of Interest Rate Election as the desired alternative to an Interest Period of nine or twelve months; and

     (iv) no Interest Period may end after the Termination Date.

     (b) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

     (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (b)(iii) below, end on the last Business Day of a calendar month; and

     (iii) no Interest Period may end after the Termination Date; and

     (c) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

     (i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (c)(ii) below, be extended to the next succeeding Business Day; and

     (ii) no Interest Period may end after the Termination Date.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. Reference to any sections of the Internal Revenue Code shall also be construed to refer to any successor sections.

     “Invitation for Competitive Bid Quotes” means a written request by the Servicing Agent to the Banks for Competitive Bid Quotes substantially in the form of Exhibit C hereto.

     “Issuing Banks” means Citibank, N.A. and any other Bank that may agree to issue letters of credit hereunder pursuant to an instrument in form satisfactory to the Servicing Agent, in each case as issuer of a letter of credit hereunder.

     “Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Bank.

     “Letter of Credit Fee” means a rate per annum determined daily in accordance with the Pricing Schedule.

     “Letter of Credit Liabilities” means, for any Bank and at any time, such Bank’s ratable participation in the sum of (x) the aggregate amount then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

     “Letter of Credit Termination Date” means the tenth Business Day prior to the Termination Date.

     “LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     “Loan” means a Committed Loan or a Competitive Bid Loan and “Loans” means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

     “London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

     “Margin Regulations” means Regulations G, T, U and X of the Board, as in effect from time to time.

     “Material Plan” means at any time a Plan having aggregate Unfunded Liabilities in excess of $75,000,000.

     “Material Subsidiary” means any Subsidiary that meets the definition of “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission. At the date of this Agreement, the Material Subsidiaries are (i) The Clorox Sales Company, (ii) Burt’s Bees, Inc., (iii) The Clorox Services Company, (iv) The Clorox Products Company, and (v) The Glad Products Company.

     “Materiality Threshold” means $75,000,000.

     “Moody’s” means Moody's Investors Service, Inc.

     “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     “Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.

     “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD of the Securities and Exchange Commission.

     “Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

     “Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Competitive Bid Borrowing.

     “Notice of Committed Borrowing” has the meaning set forth in Section 2.02.

     “Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.03(f).

     “Notice of Interest Rate Election” has the meaning set forth in Section 2.08.

     “Notice of Issuance” has the meaning set forth in Section 2.18(b)(i).

     “Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan).

     “Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

     “Outstanding Committed Amount” means, with respect to any Bank at any time, the sum of (i) the aggregate outstanding principal amount of its Committed Loans at such time and (ii) the aggregate amount of its Letter of Credit Liabilities at such time, determined at such time after giving effect to any prior assignments by or to such Bank pursuant to Section 9.06(b).

     “Parent” means, with respect to any Bank, any Person controlling such Bank.

     “Participant” has the meaning set forth in Section 9.06(d).

     “Participant Register” has the meaning set forth in Section 9.06(d).

     “Payment Date” has the meaning set forth in Section 2.18(c)(i).

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Percentage” means, with respect to any Bank at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time, subject to adjustment pursuant to Section 2.20 when a Defaulting Bank exists. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Bank’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(b) and any Bank’s status as a Defaulting Bank at the time of determination.

     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Plan” means at any time an employee pension benefit plan, as defined in Section 3(2) of ERISA, (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     “Platform” has the meaning set forth in Section 5.01.

     “Potential Defaulting Bank” means, at any time, a Bank (i) as to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any subsidiary of such Bank, (ii) as to which the Servicing Agent or any Issuing Bank has in good faith determined and notified the Borrower and (in the case of an Issuing Bank) the Servicing Agent that such Bank or its Parent or a subsidiary thereof has notified the Servicing Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement (unless, and only during the time period when, such Bank is contesting such default in good faith) or (iii) that has, or whose Parent has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that is made that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be made by the Servicing Agent or, in the case of clause (ii), an Issuing Bank, in its sole discretion acting in good faith. The Servicing Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

     “Pricing Schedule” means the Pricing Schedule attached hereto.

     “Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

     “Reference Banks” means the principal London offices of JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association.

     “Register” has the meaning set forth in Section 9.06(c).

     “Regulation U” means Regulation U of the Board, as in effect from time to time.

     “Reimbursement Obligation” has the meaning specified in Section 2.18(c)(ii).

     “Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.

     “Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Credit Exposures. The Credit Exposure of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

     “Servicing Agent” means Citibank, N.A. in its capacity as servicing agent for the Banks hereunder, and its successors in such capacity.

     “Stop Issuance Notice” has the meaning set forth in Section 2.19.

     “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Servicing Agent, taxes imposed on its income, branch profits taxes, and franchise or similar taxes, in each case (x) imposed on it, by a jurisdiction under the laws of which such Bank or the Servicing Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located or (y) that are Other Connection Taxes, (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement and (iii) United States withholding taxes imposed under FATCA.

     “Termination Date” means May 4, 2017, as such date may be extended from time to time pursuant to Section 2.01(b) or, if such day is not a Business Day, the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Business Day.

     “Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans (including both Committed Loans and Competitive Bid Loans) and (ii) the aggregate Letter of Credit Liabilities of all Banks determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans.

     “Trade Date” has the meaning set forth in Section 9.06(b)(i)(B).

     “Type” means the pricing option of a Loan (i.e., whether such Loan is a Base Rate Loan, a Euro-Dollar Loan or a Competitive Bid Loan).

     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

          Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agents that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agents notify the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

          Section 1.03 Types of Borrowing. The term “Borrowing” denotes (i) the aggregation of Loans made or to be made to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same Type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes of this Agreement either (i) by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or (ii) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which one or more Banks participate on the basis of their bids).

ARTICLE 2
The Credits

          Section 2.01 Commitments to Lend. (a) Committed Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time prior to the Termination Date; provided that, immediately after each such loan is made: (i) the Outstanding Committed Amount of such Bank at any one time outstanding shall not exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time prior to the Termination Date.

     (b) Extension of Commitments. The Borrower may, upon not less than 30 days but no earlier than 60 days notice prior to the then current Termination Date to the Servicing Agent (which shall notify each Bank of receipt of such request), propose to extend the Termination Date for an additional one-year period measured from the Termination Date then in effect. Each Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Bank), by notice to the Borrower and the Servicing Agent not later than 20 days after such Bank is in receipt of such request. Subject to the execution by the Borrower, the Administrative Agents and such Banks of a duly completed Extension Agreement in substantially the form of Exhibit F, the Termination Date applicable to the Commitment of each Bank so affirmatively notifying the Borrower and the Servicing Agent shall be extended for the period specified above; provided that the Termination Date shall not be extended unless Banks having at least 66 2/3% in aggregate amount of the Commitments in effect at the time any such extension is requested shall have elected so to extend their Commitments. Any Bank which does not give such notice to the Borrower and the Servicing Agent shall be deemed to have elected not to extend as requested, and the Commitment of each non-extending Bank shall terminate on, and each of its outstanding Loans shall mature on a date no later than, the Termination Date determined without giving effect to such requested extension. The Borrower shall have the right, with the assistance of the Administrative Agents, to seek a mutually satisfactory substitute bank or banks or other financial institution (which may be, but need not be, an extending Bank) to replace a non-extending Bank.

          Section 2.02 Notice of Committed Borrowing. The Borrower shall give the Servicing Agent notice (a “Notice of Committed Borrowing”) not later than 11:00 A.M. (New York City time) on (a) the date of each Base Rate Borrowing and (b) the third Business Day before each Euro-Dollar Borrowing, specifying:

     (i) the date of such Borrowing, which shall be a Business Day,

     (ii) the aggregate amount of such Borrowing,

     (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

     (iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          Section 2.03 Competitive Bid Borrowings.

     (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Banks prior to the Termination Date to make offers to make Competitive Bid Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

     (b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Servicing Agent a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 1:00 P.M. (New York City time) on (x) the fifth Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Servicing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

     (i) the proposed date of Borrowing, which shall be a Business Day,

     (ii) the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000 and which shall not exceed the aggregate amount of the unused Commitments,

     (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

     (iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Servicing Agent may agree) of any other Competitive Bid Quote Request.

     (c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Servicing Agent shall send to the Banks an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

     (d) Submission and Contents of Competitive Bid Quotes. Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Servicing Agent at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Servicing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Servicing Agent (or any affiliate of the Servicing Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Servicing Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein at least one hour before the deadline applicable to other Banks, in the case of a LIBOR Auction or 15 minutes before the deadline applicable to other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Servicing Agent given on the instructions of the Borrower.

     (i) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

     A) the proposed date of Borrowing,

     B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted,

     C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

     D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

     E) the identity of the quoting Bank.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

     (ii) Any Competitive Bid Quote shall be disregarded if it:

     A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(i);

     B) contains qualifying, conditional or similar language;

     C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

     D) arrives after the time set forth in subsection (d)(i).

     (e) Notice to Borrower. The Servicing Agent shall promptly notify the Borrower of the terms (x) of any Competitive Bid Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Servicing Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Servicing Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

     (f) Acceptance and Notice by Borrower. Not later than 11:00 A.M. (New York City time) on (x) the third Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Servicing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Servicing Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

     (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

     (ii) the principal amount of each Competitive Bid Borrowing must be $10,000,000 or a larger multiple of $1,000,000,

     (iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be,

     (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement, and

     (v) immediately after such Competitive Bid Borrowing is made, the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

     (g) Allocation by Servicing Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Servicing Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Servicing Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Servicing Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

          Section 2.04 Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Servicing Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing, and if the Borrower has selected for a Euro-Dollar Loan an Interest Period having duration of nine or twelve months, the Servicing Agent shall endeavor to elicit from each Bank whether such Bank is able to provide funding for such Loan at the requested duration of Interest Period. Such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (b) Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Servicing Agent at its address specified in or pursuant to Section 9.01. Unless the Servicing Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Servicing Agent will make the funds so received from the Banks available to the Borrower at the Servicing Agent’s aforesaid address.

     (c) Unless the Servicing Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Servicing Agent such Bank’s share of such Borrowing, the Servicing Agent may assume that such Bank has made such share available to the Servicing Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Servicing Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Servicing Agent, such Bank and the Borrower severally agree to repay to the Servicing Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Servicing Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Servicing Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

          Section 2.05 Notes. (a) Each Bank may, by notice to the Borrower and the Administrative Agents, request (i) that its Loans be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank’s Loans or (ii) that its Loans of a particular Type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be promptly furnished to the requesting Bank and shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

     (b) Each Bank shall record the date, amount, Type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

          Section 2.06 Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the Termination Date.

     (b) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the last day of the Interest Period applicable to such Competitive Bid Borrowing (or, if the Competitive Bid Loans are to be outstanding for more than one Interest Period, the last day of the last applicable Interest Period).

          Section 2.07 Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

     (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     The “London Interbank Offered Rate” applicable to any Interest Period means the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a period of time comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered by each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

     (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the London Interbank Offered Rate applicable to such Loan at the date such payment was due plus the Applicable Margin (determined for this purpose without giving effect to the proviso to the definition of such term) and (ii) the sum of the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than three months as the Servicing Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage plus the Applicable Margin (determined for this purpose without giving effect to the proviso to the definition of such term) (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

     (d) Subject to Section 8.01, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period(s) applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

     (e) The Servicing Agent shall determine each interest rate applicable to the Loans hereunder. The Servicing Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     (f) Each Reference Bank party hereto agrees to use its best efforts to furnish quotations to the Servicing Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Servicing Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

          Section 2.08 Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8, as follows):

     (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Business Day; and

     (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Business Day or to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Servicing Agent not later than 11:00 A.M. (New York City time) on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is consisting of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Loans consisting of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Euro-Dollar Loans with an Interest Period of one month at the end of such Interest Period.

     (b) Each Notice of Interest Rate Election shall specify:

     (i) the Group of Loans (or portion thereof) to which such notice applies;

     (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a) above;

     (iii) if the Loans comprising such Group of Loans are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

     (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

     (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a) above, the Servicing Agent shall notify each Bank of the contents thereof, and if the Borrower has selected for a Euro-Dollar Loan an Interest Period having duration of nine or twelve months, the Servicing Agent shall endeavor to elicit from each Bank whether such Bank is able to continue funding of the relevant Loan at the requested duration of Interest Period or to convert funding of the relevant Loan to the requested duration of Interest Period (as the case may be). Such Notice of Interest Rate Election shall not thereafter be revocable by the Borrower.

     (d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Loans consisting of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000, (ii) more than 15 Groups of Loans shall be outstanding at any time or (iii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Servicing Agent.

     (e) If any Committed Loan is converted to a different Type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

     (f) A conversion or continuation pursuant to this Section 2.08 is not a Borrowing.

          Section 2.09 Fees. (a) The Borrower shall pay to the Servicing Agent for the account of each Bank ratably in proportion to its Credit Exposure a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the aggregate amount of the Credit Exposures on such day; provided that no Defaulting Bank shall be entitled to receive any facility fee except in respect of its outstanding Loans for any period during which that Bank is a Defaulting Bank (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Bank). Such facility fee shall accrue from and including the Effective Date to but excluding the date on which the Credit Exposures are reduced to zero.

     (b) The Borrower shall pay (i) to the Servicing Agent on behalf of the Banks a Letter of Credit Fee (determined daily in accordance with the Pricing Schedule) accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit and (ii) to each Issuing Bank for its own account a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at such rate per annum as may be mutually agreed between the Borrower and such Issuing Bank from time to time; provided, that (i) to the extent that all or a portion of the Letter of Credit Liabilities in respect of any Defaulting Bank is reallocated to the Non-Defaulting Banks pursuant to Section 2.20(a), such fees that would have accrued for the benefit of such Defaulting Bank will instead accrue for the benefit of and be payable to such Non-Defaulting Banks, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such Letter of Credit Liabilities cannot be so reallocated and the Borrower has not provided cash collateral in respect thereof, such fees will instead accrue for the benefit of and be payable to the respective Issuing Banks ratably according to the outstanding Letters of Credit issued by each Issuing Bank.

     (c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the date hereof, and ending on the date on which the Credit Exposures are reduced to zero.

          Section 2.10 Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Business Days’ notice to the Servicing Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time the aggregate amount of the Commitments in excess of the Total Outstanding Amount; provided that each such reduction shall reduce the Commitments by an aggregate amount of $5,000,000 (or any larger multiple of $1,000,000).

          Section 2.11 Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

          Section 2.12 Optional Prepayments. (a) Subject in the case of any Fixed Rate Loan to Section 2.14, the Borrower may, upon at least one Business Day’s notice to the Servicing Agent, prepay any Group of Loans consisting of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) or upon at least three Business Days’ notice to the Servicing Agent, prepay any Group of Loans consisting of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or Borrowing).

     (b) Except as provided in subsection (a) above, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

     (c) Upon receipt of a notice of prepayment pursuant to this Section, the Servicing Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

          Section 2.13 General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 2:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off or counterclaim, to the Servicing Agent at its address referred to in Section 9.01. The Servicing Agent will promptly distribute to each Bank its ratable share of each such payment received by the Servicing Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (b) Unless the Servicing Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Servicing Agent may assume that the Borrower has made such payment in full to the Servicing Agent on such date and the Servicing Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Servicing Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Servicing Agent, at the Federal Funds Rate.

          Section 2.14 Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different Type of Loan (whether such payment or conversion is pursuant to Article 2, 6, or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Bank in accordance with Section 2.04(a), 2.08(c) or 2.12(c), or if the Borrower shall require an assignment of a Fixed Rate Loan in accordance with Section 8.06 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or, subject to Section 9.06(d), by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

          Section 2.15 Computation of Interest and Fees. Interest based on the Citibank Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

          Section 2.16 Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i)(A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Servicing Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

          Section 2.17 Increased Commitments; Additional Banks. (a) Subsequent to the Effective Date, the Borrower may, upon at least 30 days’ notice to the Servicing Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate amount of the Commitments by an amount not to exceed $500,000,000 (the amount of any such increase, the “Increased Commitments”). Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Servicing Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing. If a Bank party does not respond within such 15 day period following receipt of such notice it shall be deemed to have elected not to increase its commitment.

     (b) If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may designate another lender or other lenders (which may be, but need not be, one or more of the existing Banks) which at the time agree to (i) in the case of any such lender that is an existing Bank, increase its Commitment and (ii) in the case of any other such lender (an “Additional Bank”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

     (c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Servicing Agent of an agreement in form and substance satisfactory to the Servicing Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Servicing Agent may reasonably request.

     (d) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17 that is not pro rata among all Banks, within five Business Days, in the case of any Group of Loans consisting of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Loans consisting of Euro-Dollar Loans then outstanding, the Borrower shall prepay such Group of Loans in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall re-borrow Committed Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Banks in such proportion.

          Section 2.18 Letters of Credit.

     (a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Bank in reliance upon the agreements of the other Banks set forth in this Section 2.18 agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Borrower; provided that immediately after each Letter of Credit is issued (x) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and (y) the aggregate amount of the Letter of Credit Liabilities of all Banks shall not exceed $100,000,000; and provided further that if (i) the Termination Date has been extended as to some but not all Banks pursuant to Section 2.01(b) and (ii) the Borrower requests the issuance of a Letter of Credit which expires later than the Letter of Credit Termination Date in effect prior to such extension, then compliance with clause (x) above shall be determined solely with reference to the Banks whose Commitments have been so extended. Upon the date of issuance by an Issuing Bank of a Letter of Credit, such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (b) Method for Issuance; Terms; Extensions.

     (i) The Borrower shall give the Issuing Bank selected by it notice at least three Business Days (or such shorter notice as may be acceptable to such Issuing Bank in its discretion) prior to the requested date of issuance or extension of a Letter of Credit specifying the date such Letter of Credit is to be issued or extended, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby in reasonable detail (such notice, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, such Issuing Bank shall promptly notify the Servicing Agent, and the Servicing Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank’s participation in such Letter of Credit.

     (ii) The obligation of an Issuing Bank to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the condition precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to such Issuing Bank and the Borrower. The Borrower shall also pay to each Issuing Bank for its own account customary issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and such Issuing Bank.

     (iii) The renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be renewed unless notice of termination is given by the applicable Issuing Bank, such Issuing Bank shall give such notice of termination if and only if (x) such Issuing Bank is so instructed by the Borrower in writing not less than three Business Days prior to the deadline for doing so, (y) a Stop Issuance Notice is in effect or (z) the extended term of such Letter of Credit would end after the Letter of Credit Termination Date. No Letter of Credit shall have a term extending or extendible beyond the Letter of Credit Termination Date.

     (c) Payments; Reimbursement Obligations.

     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Servicing Agent and the Servicing Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by such Issuing Bank (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse such Issuing Bank for any amounts paid by such Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due from the Borrower on the date of receipt by it of notice from the applicable Issuing Bank of its obligation to make such payment (or, if such notice is received by the Borrower after 1:00 P.M. (New York time) on any date, on the next succeeding Business Day); provided that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

     (ii) All such amounts paid by an Issuing Bank and remaining unpaid by the Borrower (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 2.01, and unless the Borrower otherwise instructs the Servicing Agent by not less than one Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Servicing Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Servicing Agent so to act on its behalf), give notice no later than 11:00 A.M. (New York time) on such date requesting each Bank to make, and each Bank hereby agrees to make, a Base Rate Loan, in an amount equal to such Bank’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Bank shall make such Loan available to the Servicing Agent at its address referred to in Section 9.01 in immediately available funds, not later than 1:00 P.M. (New York time), on the date specified in such notice. The Servicing Agent shall pay the proceeds of such Loans to the applicable Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

     (iii) To the extent the Reimbursement Obligation is not refinanced by a Bank pursuant to clause (ii) above, such Bank will pay to the Servicing Agent, for the account of the applicable Issuing Bank, immediately upon such Issuing Bank’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Bank’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the applicable Issuing Bank’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York time) on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. Each Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to such Issuing Bank in respect of such Letter of Credit pursuant hereto.

     (iv) In the event that any payment of any Reimbursement Obligation by the Borrower to any Issuing Bank is required to be returned to the Borrower (x) if and to the extent the Banks shall have previously funded their participations in such Reimbursement Obligation pursuant to clause (iii) above, each Bank shall return to such Issuing Bank any portion of such payment previously distributed to it by such Issuing Bank and (y) if and to the extent the Banks shall not have previously funded such Reimbursement Obligation, the Banks obligations under clause (iii) above shall apply as if such Reimbursement Obligation were due but not paid at such time.

     (v) To the extent there is a conflict between this Agreement and any Issuing Bank’s application, reimbursement agreement or related document or agreement, the terms of this Agreement shall govern.

     (d) Obligations Absolute. The obligations of the Borrower and each Bank under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

     (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

     (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

     (iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Bank (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

     (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

     (vi) payment under a Letter of Credit against presentation to an Issuing Bank of documents that do not comply with the terms of such Letter of Credit; or

     (vii) any other act or omission to act or delay of any kind by any Bank (including any Issuing Bank), the Servicing Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Bank’s obligations hereunder.

     (e) Indemnification; Expenses.

     (i) Borrower hereby indemnifies and holds harmless each Bank (including each Issuing Bank) and the Servicing Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.18; provided that the Borrower shall not be required to indemnify any Bank, or the Servicing Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent the same has been caused by the gross negligence or willful misconduct of such Person.

     (ii) Neither any of the Banks (including an Issuing Bank) nor the Servicing Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in Section 2.18(d) above; provided that, notwithstanding Section 2.18(d), the Borrower shall have a claim for direct (but not consequential, punitive or any other indirect) damage suffered by it, to the extent caused by (x) subject to the immediately following sentence, such Issuing Bank’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) such Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     (iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

     (f) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Servicing Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Servicing Agent and each Bank on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate available amount during the preceding calendar quarter of all Letters of Credit.

          Section 2.19 Stop Issuance Notice. If the Required Banks determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Banks may request that the Servicing Agent issue a “Stop Issuance Notice”, and the Servicing Agent shall issue such notice to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Banks that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Banks may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Servicing Agent and the Issuing Banks may and shall conclusively rely on any Stop Issuance Notice while it remains in effect. The absence of a Stop Issuance Notice at any time shall not affect the rights and obligations of the parties hereto at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time or create any implication that such conditions would be satisfied at such time.

          Section 2.20 Defaulting Banks.

     (a) If a Bank becomes, and during the period it remains, a Defaulting Bank, the following provisions shall apply:

     (i) such Defaulting Bank’s Letter of Credit Liabilities will, subject to the limitation in the first proviso below and provided that no Event of Default has occurred and is containing, automatically be reallocated (effective on the day such Bank becomes a Defaulting Bank) among the Non-Defaulting Banks pro rata in accordance with their respective Commitments; provided that (A) the sum of each Non-Defaulting Bank’s aggregate principal amount of Loans and allocated share of the Letter of Credit Liabilities may not in any event exceed the Commitment of such Non-Defaulting Bank as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Bank pursuant thereto will constitute a waiver or release of any claim the Borrower, the Servicing Agent, any Issuing Bank, or any other Bank may have against such Defaulting Bank or cause such Defaulting Bank to be a Non-Defaulting Bank;

     (ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Bank’s Letter of Credit Liabilities cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three Business Days after demand by the Servicing Agent (at the direction of the applicable Issuing Bank(s)), (A) cash collateralize the obligations of the Borrower in respect of such Letter of Credit Liabilities in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Liabilities, or (B) make other arrangements satisfactory to the Servicing Agent and the applicable Issuing Bank(s), as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Bank;

     (iii) any payment of principal, interest, fees or other amounts received by the Servicing Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Servicing Agent from a Defaulting Bank pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Servicing Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Servicing Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank hereunder; third, to cash collateralize the Letter of Credit Liabilities of such Defaulting Bank in accordance with this Section 2.20; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Servicing Agent; fifth, if so determined by the Servicing Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the future Letter of Credit Liabilities of such Defaulting Bank with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Banks or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank or the Issuing Banks against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank's breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Banks pro rata in accordance with the Commitments without giving effect to Section 2.20(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 2.20(a)(iii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto; and

     (iv) so long as such Bank is a Defaulting Bank or a Potential Defaulting Bank, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Bank’s or such Potential Defaulting Bank’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the Non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(a)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with Section 2.20(a)(ii) (and such Defaulting Bank or Potential Defaulting Bank shall not participate therein).

     (b) No Commitment of any Bank shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Bank under this Section 2.20 are in addition to any other rights and remedies which the Borrower, the Servicing Agent, any Issuing Bank or any Bank may have against such Defaulting Bank.

     (c) If the Borrower, each Issuing Bank and the Servicing Agent agree in writing in their reasonable determination that a Defaulting Bank or a Potential Defaulting Bank should no longer be deemed to be a Defaulting Bank or a Potential Defaulting Bank, as the case may be, the Servicing Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as the Servicing Agent may determine to be necessary to cause the Loans to be funded and held on a pro rata basis by the Banks in accordance with their Percentages, whereupon such Bank will cease to be a Defaulting Bank or Potential Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank or Potential Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank or Potential Defaulting Bank.

     (d) The Borrower may terminate the unused amount of the Commitment of any Bank that is a Defaulting Bank upon not less than ten Business Days’ prior notice to the Servicing Agent (which shall promptly notify the Banks thereof), and in such event the provisions of Section 2.20(a)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agents, the Servicing Agent, any Issuing Bank or any Bank may have against such Defaulting Bank.

ARTICLE 3
Conditions

          Section 3.01 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

     (a) receipt by the Administrative Agents of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agents in form satisfactory to them of written confirmation from such party of execution of a counterpart hereof by such party);

     (b) receipt by the Administrative Agents of an opinion of Laura Stein, Esq., Senior Vice President-General Counsel for the Borrower, covering such additional matters relating to the transactions contemplated hereby with respect to the Delaware General Corporation Law as the Required Banks may reasonably request;

     (c) receipt by the Administrative Agents of an opinion of Latham & Watkins LLP, special counsel for the Borrower, covering such additional matters relating to the transactions contemplated hereby with respect to federal or New York state law as the Required Banks may reasonably request;

     (d) receipt by the Administrative Agents of all documents the Administrative Agents may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agents;

     (e) payment by the Borrower to each Administrative Agent and to the Servicing Agent for the account of each Bank a fee in the amounts heretofore mutually agreed upon;

     (f) receipt by the Administrative Agents of evidence of the termination of, and payment in full of all amounts owing under, the $1,200,000,000 Credit Agreement dated as of April 16, 2008 among the Borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as administrative agents, and each of the Banks that is a party to such credit agreement hereby waives any requirement of prior notice for such termination or payment;

     (g) receipt by the Administrative Agents of an officer’s certificate from the Borrower certifying that, since June 30, 2011, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as publicly disclosed prior to the date hereof, provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than May 4, 2012. The Administrative Agents shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

          Section 3.02 Borrowings and Letters of Credit Issuances. The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions (unless waived in accordance with Section 9.05):

     (a) receipt by the Servicing Agent of a Notice of Borrowing as required by Section 2.02 or 2.03 or a Notice of Issuance as required by Section 2.18(b), as the case may be;

     (b) the fact that, immediately after such Borrowing or Letter of Credit issuance, the Total Outstanding Amount will not exceed the aggregate amount of the Commitments;

     (c) the fact that, immediately before and after such Borrowing or Letter of Credit issuance, no Default shall have occurred and be continuing; and

     (d) the fact that the representations and warranties of the Borrower contained in this Agreement (other than the representations and warranties set forth in Section 4.04(c) and 4.05(a)) shall be true on and as of the date of such Borrowing or Letter of Credit issuance.

Each Borrowing or Letter of Credit issuance hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or Letter of Credit issuance as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4
Representations And Warranties

The Borrower represents and warrants that:

          Section 4.01 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          Section 4.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

          Section 4.03 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a legal, valid and binding obligation of the Borrower, in each case enforceable against the Borrower in accordance with its terms.

          Section 4.04 Financial Information.

     (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2011 and the related statements of consolidated earnings and consolidated cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower’s 2011 Form 10-K, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

     (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2012 and the related unaudited statements of consolidated earnings and consolidated cash flows for the nine months then ended, set forth in the quarterly report for the fiscal quarter ended March 31, 2012 as filed with the Securities and Exchange Commission on Form 10-Q, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

     (c) Since June 30, 2011, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as publicly disclosed prior to the date hereof.

          Section 4.05 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which (a) could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries considered as a whole or (b) in any manner draws into question the validity of this Agreement or the Notes.

          Section 4.06 Compliance with ERISA. Each member of the ERISA Group has materially fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any material contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

          Section 4.07 Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          Section 4.08 Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended June 30, 2008. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          Section 4.09 Subsidiaries. Each of the Borrower’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          Section 4.10 Full Disclosure. All information heretofore furnished in writing by the Borrower to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, when taken as a whole, accurate in all material respects on the date as of which such information is stated or certified. Subject to the qualification for Nonpublic Information set forth in Section 5.01, the Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement, provided that, with respect to projected financial information (if any) the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          Section 4.11 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

          Section 4.12 Investment Company Act. The Borrower is not an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE 5
Covenants

The Borrower agrees that, so long as any Bank has any Credit Exposure hereunder:

          Section 5.01 Information. The Borrower will deliver to the Servicing Agent (on behalf of itself and the Banks):

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of consolidated earnings and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

     (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related statements of consolidated earnings and consolidated cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

     (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.05 and Section 5.06 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (d) within five days after any executive officer or financial officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (e) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

     (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

     (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might reasonably constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any material payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

     (h) promptly following, and in any event within 10 days of, any change in a senior unsecured long-term debt rating by S&P or Moody’s, notice thereof; and

     (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as any Administrative Agent or the Servicing Agent, at the request of any Bank, may reasonably request.

Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Servicing Agent for distribution to the Banks that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof or at http://www.sec.gov/edgar/searchedgar/webusers.htm; provided that such notice may be included in a certificate delivered pursuant to subsection 5.01(c). Any document or notice required to be delivered pursuant to this Section 5.01 may also be delivered to the Servicing Agent for posting by the Servicing Agent to a website or information platform accessible by the Banks (the “Platform”). Concurrently with such delivery to the Servicing Agent, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information. The Borrower, each Agent and each Bank acknowledge that certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed by the Servicing Agent through the Platform, any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Banks and shall be treated as confidential as set forth in Section 9.07. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Nonpublic Information, the Servicing Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Banks who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.

          Section 5.02 Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.02(a) shall prohibit the disposal of any material property if the Borrower in good faith determines that such disposal is in the best interest of the Borrower.

     (b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective material properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agents, information presented in reasonable detail as to the insurance so carried.

          Section 5.03 Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in businesses of the same general types as are now conducted by the Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.03 shall prohibit (i) the merger of a Material Subsidiary into the Borrower or the merger or consolidation of a Material Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Material Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower.

          Section 5.04 Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

          Section 5.05 Consolidated Leverage Ratio. The Borrower will not permit the ratio of (i) Consolidated Debt, determined as of the last day of each fiscal quarter, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters then ended on or most recently prior to such date, to be greater than 3.5:1.

          Section 5.06 Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

     (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in a principal amount not exceeding $1,000,000 individually and not exceeding $10,000,000 in the aggregate;

     (b) any Lien existing on the date of this Agreement, listed on Schedule 5.06 and securing Debt outstanding on the date of this Agreement in a principal amount of at least $1,000,000 individually;

     (c) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

     (d) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

     (e) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

     (f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

     (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (other than any increase reflecting the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

     (h) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $200,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

     (i) Liens on cash and cash equivalents securing Derivatives Obligations; provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $100,000,000;

     (j) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

     (k) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

     (l) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

     (m) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed $50,000,000.

          Section 5.07 Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person unless the Borrower remains the surviving entity following such consolidation or merger, (ii) sell, lease or otherwise transfer all or substantially all of the assets of the Borrower to any other Person or (iii) sell, lease or otherwise transfer, directly or indirectly, a substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person if (in the case of this clause (iii)) such sale will result in a material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

          Section 5.08 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, in violation of the Margin Regulations.

ARTICLE 6
Defaults

          Section 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

     (a) the Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or shall fail to pay within five days of the due date thereof any interest, fees or any other amount payable hereunder;

     (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.05 to 5.08, inclusive;

     (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by any Administrative Agent or the Servicing Agent at the request of any Bank;

     (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

     (e) the Borrower and/or one or more of its Subsidiaries shall fail to make one or more payments in respect of Derivatives Obligations in an aggregate amount exceeding the Materiality Threshold;

     (f) any event or condition shall occur which results in the acceleration of Debt of the Borrower and/or one or more of its Subsidiaries in an aggregate amount that exceeds the Materiality Threshold or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

     (g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $75,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $75,000,000;

     (j) a judgment or order for the payment of money in excess of $75,000,000 shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days, provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(j) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

     (k) (x) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower or (y) during any period of twelve consecutive calendar months, individuals who either were (1) directors of the Borrower on the first day of such period or (2) nominated for election by the board of directors of the Borrower, a majority of whom were directors on the first day of such period or whose election or nomination for election was previously approved by a majority of such directors, shall cease to constitute a majority of the board of directors (excluding vacant seats) of the Borrower;

then, and in every such event, the Servicing Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Servicing Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          Section 6.02 Notice of Default. The Servicing Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

          Section 6.03 Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Servicing Agent upon the instruction of the Required Banks, pay to the Servicing Agent an amount in immediately available funds (which funds shall be held by the Servicing Agent as collateral pursuant to arrangements satisfactory to it) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time; provided that upon the occurrence of any Event of Default specified in Section 6.01(g) or Section 6.01(h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Servicing Agent or the Banks.

ARTICLE 7
The Agents

          Section 7.01 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agents and the Servicing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agents and the Servicing Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Banks, and neither the Borrower shall have rights as a third party beneficiary of any of such provisions, except as expressly provided in Section 7.06. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to an Administrative Agent or the Servicing Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

          Section 7.02 Rights as a Bank. JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not an Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association serving as an Agent hereunder in its individual capacity. JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association and their respective affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other affiliate of the Borrower as if it were not an Agent hereunder and without any duty to account therefor to the Banks.

          Section 7.03 Duties of Agent; Exculpatory Provisions

     (a) The duties of the Administrative Agents and the Servicing Agent hereunder are solely administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, neither the Administrative Agents nor the Servicing Agent:

     (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that an Administrative Agent or the Servicing Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein); provided that neither the Administrative Agents nor the Servicing Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any debtor relief law; and

     (iii) shall, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Related Parties that is communicated to or obtained by the Person serving as an Administrative Agent or the Servicing Agent or any of its Related Parties in any capacity.

     (b) Neither the Administrative Agents nor the Servicing Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as it shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agents nor the Servicing Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Bank shall have given notice to such Agent describing such Default and such event or events.

     (c) Neither the Administrative Agents nor, the Servicing Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agents.

     (d) Nothing in this Agreement shall require any Administrative Agent, the Servicing Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to each Administrative Agent any the Servicing Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Agent or any of its Related Parties.

          Section 7.04 Reliance by Agent. Each Administrative Agent and the Servicing Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent and the Servicing Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank, each Administrative Agent and the Servicing Agent may presume that such condition is satisfactory to such Bank unless an officer of such Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Bank shall not have made available to the Servicing Agent such Bank’s ratable portion of such Borrowing. Each Administrative Agent and the Servicing Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          Section 7.05 Delegation of Duties. Each Administrative Agent and the Servicing Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by such Agent. Each Administrative Agent and the Servicing Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of each Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 9.03 (as though such subagents were the “Agent” under this Agreement) as if set forth in full herein with respect thereto.

          Section 7.06 Resignation of Agent. (a) The Servicing Agent may at any time give notice of its resignation to the Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Banks shall have the right, subject to approval by the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Servicing Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Servicing Agent may (but shall not be obligated to), on behalf of the Banks, appoint a successor Servicing Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

     (b) (i) If the Person serving as Servicing Agent is a Defaulting Bank pursuant to clause (v) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Servicing Agent and, subject to approval by the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

     (ii) If a Person serving as an Administrative Agent is a Defaulting Bank pursuant to clause (v) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as an Administrative Agent and, subject to approval by the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks), then such removal shall nonetheless become effective in accordance with such notice on such date.

     (c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Servicing Agent shall be discharged from its duties and obligations as Servicing Agent hereunder (except that in the case of any collateral security held by the Servicing Agent on behalf of the Banks or the Issuing Banks hereunder, the retiring or removed Servicing Agent shall continue to hold such collateral security until such time as a successor Servicing Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Servicing Agent, all payments, communications and determinations provided to be made by, to or through the Servicing Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time, if any, as the Required Banks appoint a successor Servicing Agent as provided for above. Upon the acceptance of a successor’s appointment as Servicing Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Servicing Agent of the retiring or removed Servicing Agent (other than any rights to indemnity payments owed to the retiring or removed Servicing Agent), and the retiring or removed Servicing Agent shall be discharged from all of its duties and obligations as Servicing Agent hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Servicing Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Servicing Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Servicing Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Servicing Agent was acting as Servicing Agent.

     (d) Any resignation pursuant to this Section by a Person acting as Servicing Agent shall, unless such Person shall notify the Borrower and the Banks otherwise, also act to relieve such Person and its affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Servicing Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder except in relation to outstanding Letters of Credit issued by it and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or, if such substitution is not practicable, make such other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit, provided that if the arrangements satisfactory to the retiring Issuing Bank include any “back-to-back” Letters of Credit issued in favor of the retiring Issuing Bank, then any fees payable by the Borrower in accordance with Section 2.09(b)(ii) with respect to the “back-to-back” Letters of Credit shall be for the account of the retiring Issuing Bank, and the amount of such “back-to-back” Letters of Credit shall not be taken into account in calculating Letter of Credit Liabilities or fees payable by the Borrower in accordance with Section 2.09(b)(i).

          Section 7.07 Non-Reliance on Agent and Other Banks. (a) Each Bank confirms to each Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.

     (b) Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon any Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

     (i) the financial condition, status and capitalization of the Borrower;

     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

     (iv) the adequacy, accuracy and/or completeness of any information delivered by any Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

          Section 7.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as an Agent or as a Bank hereunder.

          Section 7.09 Fees. The Borrower shall pay to the Servicing Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Servicing Agent.

ARTICLE 8
Change in Circumstances

          Section 8.01 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Competitive Bid LIBOR Loan:

     (a) the Servicing Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

     (b) in the case of a Euro-Dollar Loan, Banks having 50% or more of the aggregate amount of the Commitments advise the Servicing Agent that the London Interbank Offered Rate, as determined by the Servicing Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Servicing Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Servicing Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue to convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Servicing Agent on or prior to the first day of any Interest Period of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such affected Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such affected Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

          Section 8.02 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Servicing Agent, the Servicing Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Servicing Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Servicing Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted into a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund any such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.

          Section 8.03 Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Euro-Dollar Loan or Letter of Credit or any obligation to make Committed Euro-Dollar Loans or issue or participate in Letters of Credit or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, compulsory loan, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition, cost or expense (other than Taxes) affecting its Fixed Rate Loans or the Letters of Credit, its Note evidencing Fixed Rate Loans or its obligation to make Fixed Rate Loans or its obligations hereunder in respect to Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Servicing Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section 8.03(a) for any increased costs or reductions incurred more than 180 days prior to the date that such Bank notifies the Borrower and the Servicing Agent of the event described in this Section 8.03(a) that gives rise to such increased cost or reduction and of such Bank’s intention to claim compensation therefor, and provided further that if the event giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

     (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Servicing Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section 8.03(b) for any reductions incurred more than 180 days prior to the date that such Bank so notifies the Borrower and the Servicing Agent of the event described in this Section 8.03(b) that gives rise to such reduction and of such Bank’s intention to claim compensation therefor, and provided further that if the event giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

     (c) Each Bank will promptly notify the Borrower and the Servicing Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     (d) For the avoidance of doubt, this Section 8.03 shall apply to all rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.

          Section 8.04 Taxes. (a) Any and all payments by the Borrower to or for the account of any Bank or the Servicing Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Servicing Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Servicing Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

     (b) The Borrower agrees to indemnify, without duplication, each Bank and the Servicing Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Servicing Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Servicing Agent (as the case may be) makes demand therefor.

     (c) (i) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Servicing Agent with original Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

     (ii) If a payment made to a Bank hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Borrower and the Servicing Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Servicing Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Servicing Agent as may be necessary for the Borrower and the Servicing Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

     (d) Each Bank organized under the laws of a jurisdiction within the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Servicing Agent with a duly executed and properly completed Internal Revenue Service form W-9, or any successor form prescribed by the Internal Revenue Service.

     (e) For any period with respect to which a Bank has failed to provide the Borrower or the Servicing Agent with the appropriate form pursuant to Section 8.04(c) or 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification or compensation under Section 8.04(a) or (b) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

     (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

     (g) If any Bank or the Servicing Agent determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes (including by virtue of a credit against other Taxes or Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 8.04, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of the Bank or the Servicing Agent and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Bank or the Servicing Agent, as applicable, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Bank or the Servicing Agent in the event the Bank or the Servicing Agent is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Servicing Agent or any Bank be required to pay any amount to the Borrower pursuant to this clause (g) the payment of which would place the Servicing Agent or such Bank in a less favorable net after-Tax position than the Servicing Agent or such Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Servicing Agent or any Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

          Section 8.05 Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans, and in any such case the Borrower shall, by at least three Business Days’ prior notice to such Bank through the Servicing Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks. If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to any related Euro-Dollar Loans of the other Banks.

          Section 8.06 Replacement of Banks.

          If (a) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02, (b) any Bank has demanded compensation under Section 8.03 or 8.04, (c) any Bank is a Defaulting Bank or (d) any Bank does not approve any consent, waiver or amendment that (x) requires the approval of all affected Banks in accordance with the terms of Section 9.05 and (y) has been approved by the Required Banks, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Servicing Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.03 or Section 8.04) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

     (i) the Borrower shall have paid to the Servicing Agent the assignment fee (if any) specified in Section 9.06(b)(iv);

     (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, its Letter of Credit Liabilities, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

     (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.04, such assignment will result in a reduction in such compensation or payments thereafter;

     (iv) such assignment does not conflict with applicable law; and

     (v) in the case of any assignment resulting from a Bank meeting the conditions of clause (d) above, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 9
Miscellaneous

          Section 9.01 Notices. (a) Notices General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

     A) if to the Borrower, any Administrative Agent, the Servicing Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on its signature page hereto or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

     B) if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

          (b) Electronic Communications. Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites), provided that the foregoing shall not apply to notices to any Bank or Issuing Bank pursuant to Article II if such Bank or Issuing Bank, as applicable, has notified the Servicing Agent that it is incapable of receiving notices under such Article by electronic communication. The Servicing Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Servicing Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

          (c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

          (d) Platform.

     (i) The Borrower agrees that the Servicing Agent may, but shall not be obligated to, make the Communications available to the Issuing Banks and the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission systems.

     (ii) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE SERVICING AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE SERVICING AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Servicing Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Servicing Agent, any Bank or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

          Section 9.02 No Waivers. No failure or delay by any Agent or Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 9.03 Expenses, Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agents, including reasonable fees and disbursements of one joint special counsel for the Agents, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including the reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

     (b) The Borrower agrees to indemnify each Agent and Bank, their respective affiliates and the respective directors, officers, agents, trustees, administrators, advisors, partners and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened, relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct or material breach of this Agreement as determined by a court of competent jurisdiction in a final non-appealable judgment. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby.

     (c) Reimbursement by Banks. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Bank’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Bank’s share of the Total Outstanding Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Banks under this paragraph (c) are several and not joint.

          Section 9.04 Sharing of Set-Offs. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Bank receiving payment of a proportion of the aggregate amount of its Loans, Letter of Credit Liabilities and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Servicing Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, Letter of Credit Liabilities and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank), or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or Letter of Credit Liabilities to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

          Section 9.05 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and by the Required Banks (and, if the rights or duties of any Agent or Issuing Bank are affected thereby, by it); provided that no such amendment or waiver shall, unless signed by each affected Bank, (i) increase the Commitment of any Bank, (ii) reduce the principal of or rate of interest on any Loan or Letter of Credit Liabilities or any fees hereunder (with any waiver of the default interest rate not to be considered a reduction of the interest rate) or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Letter of Credit Liabilities or any fees hereunder or for the termination of any Commitment or Letter of Credit; and provided further that, unless signed by all Banks, no such amendment or waiver shall change the percentage of the Credit Exposures, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

          Section 9.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of all Banks, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.06(b), (ii) by way of participation in accordance with the provisions of Section 9.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Servicing Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

     (i) Minimum Amounts.

     (A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Bank or an affiliate of a Bank, no minimum amount need be assigned; and

     (B) in any case not described in Section 9.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Servicing Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Servicing Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.06(b)(i)(B) and, in addition:

     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank or an affiliate of a Bank; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Servicing Agent within five Business Days after having received notice thereof;

     (B) the consent of each Administrative Agent and the Servicing Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Bank with a Commitment under this Agreement or an affiliate of such Bank; and

     (C) the consent of each Issuing Bank shall be required for any assignment.

     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Servicing Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Servicing Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Servicing Agent an Administrative Questionnaire.

     (v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Bank or any of its subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

     (vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Servicing Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Servicing Agent, the applicable Percentage of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Servicing Agent, each Issuing Bank and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Servicing Agent pursuant to Section 9.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.03 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 9.06(d).

     (c) Register. The Servicing Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Servicing Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Servicing Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Servicing Agent, the Issuing Banks and Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Bank to its Participant(s).

     Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the first proviso to Section 9.05 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 8.03 and 8.04 (subject to the requirements and limitations therein, including the requirements under Sections 8.04(c) and (d) (it being understood that the documentation required under Sections 8.04(c) and (d) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 9.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 8.03, 8.04 and 8.06 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 8.03 or 8.04, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.06 with respect to any Participant. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Servicing Agent (in its capacity as Servicing Agent) shall have no responsibility for maintaining a Participant Register.

     (e) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

          Section 9.07 Confidentiality. The Agents and each Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.07, to (i) any Eligible Assignee of or Participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agents, any Bank, the Issuing Bank or any of their respective affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or its business, other than any such information that is available to the Agents, any Bank or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          Section 9.08 Collateral. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

          Section 9.09 Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Borrower, any Administrative Agent, the Servicing Agent, any Bank or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State or, to the fullest extent permitted by applicable law, in such federal court. Notwithstanding the foregoing sentence, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law

          Section 9.10 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

          Section 9.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 9.12 USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107- 56 (signed into law October 26, 2001), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with said USA Patriot Act.

          Section 9.13 No Fiduciary Duty. Each Agent, each Bank and their affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in this Agreement or the related documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and the related documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement or the related documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE CLOROX COMPANY

By:	/s/ Laura Stein
Name:	Laura Stein
Title:	Senior Vice President -
General Counsel

By:	/s/ Charles R. Conradi
Name:	Charles R. Conradi
Title:	Treasurer and Vice-
President of Tax

Address:	1221 Broadway
Oakland, California 94612
Attention:	Michael Iracondo,
Senior Treasury Manager
Facsimile:	510-271-6590
Taxpayer Identification Number:
31-0595760

Website: www.clorox.com

[Credit Agreement Signature Page]

CITIBANK, N.A.,
as a Bank, as Servicing Agent and as
Administrative Agent

By:	/s/ Shannon Sweeney
	Name:	Shannon Sweeney
	Title:	Vice President

[Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A.,
as a Bank and as Administrative Agent

By:	/s/ Barry K. Bergman
	Name:	Barry K. Bergman
	Title:	Managing Director

[Credit Agreement Signature Page]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank and as
Administrative Agent

By:	/s/ Lacy Houstoun
	Name:	Lacy Houstoun
	Title:	Vice President

[Credit Agreement Signature Page]

THE BANK OF TOKYO-MITSUBISHI
UFJ, LTD., as a Bank

By:	/s/ Christine Howatt
	Name:	Christine Howatt
	Title:	Authorized Signatory

[Credit Agreement Signature Page]

BNP PARIBAS, as a Bank

By:	/s/ Fik Durmus
	Name:	Fik Durmus
	Title:	Director

By:	/s/ Michael Pearce
	Name:	Michael Pearce
	Title:	Managing Director

[Credit Agreement Signature Page]

BANK OF THE WEST, as a Bank

By:	/s/ Romie Basra
	Name:	Romie Basra
	Title:	Vice President

[Credit Agreement Signature Page]

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Philip K. Liebscher
Name: Philip K. Liebscher
Title: Senior Vice President

[Credit Agreement Signature Page]

THE NORTHERN TRUST COMPANY, as a Bank

By:	/s/ Keith L. Burson
Name: Keith L. Burson
Title: Vice President

[Credit Agreement Signature Page]

FIFTH THIRD BANK, as a Bank

By:	/s/ Gary Losey
Name: Gary S. Losey
Title: VP - Corporate Banking

[Credit Agreement Signature Page]

MORGAN STANLEY BANK, N.A., as a Bank

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Credit Agreement Signature Page]

GOLDMAN SACHS BANK USA, as a Bank

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Credit Agreement Signature Page]

ROYAL BANK OF CANADA, as a Bank

By:	/s/ John Flores
Name: John Flores
Title: Authorized Signatory

[Credit Agreement Signature Page]

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Diane Emanuel
Name: Diane Emanuel
Title: Managing Director

[Credit Agreement Signature Page]

COMMITMENT SCHEDULE

JPMorgan Chase Bank, N.A.	$155,000,000.00
Citibank, N.A.	$155,000,000.00
Wells Fargo Bank, National Association	$155,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$115,000,000.00
Goldman Sachs Bank USA	$90,000,000.00
Morgan Stanley Bank, N.A.	$90,000,000.00
BNP Paribas	$58,500,000.00
Bank of the West	$31,500,000.00
Royal Bank of Canada	$90,000,000.00
PNC Bank, National Association	$50,000,000.00
The Northern Trust Company	$50,000,000.00
Fifth Third Bank	$35,000,000.00
The Bank of Nova Scotia	$25,000,000.00
Total Commitments	$1,100,000,000

PRICING SCHEDULE

The “Facility Fee Rate”, the “Applicable Margin” for Euro-Dollar Loans and Base Rate Loans and the “Letter of Credit Fee” for any day are the respective percentages set forth below in the applicable row and column based upon the utilization and Status that exists on such day.

Status	Level I	Level II	Level III	Level IV	Level V	Level VI
Applicable Margin for	0.795%	0.900%	1.000%	1.100%	1.300%	1.500%
Euro-Dollar Loans:
Applicable Margin for	0.000%	0.000%	0.000%	0.100%	0.300%	0.500%
Base Rate Loans:
Facility Fee Rate:	0.080%	0.100%	0.125%	0.150%	0.200%	0.250%
Letter of Credit Fee:	0.795%	0.900%	1.000%	1.100%	1.300%	1.500%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraphs of this Schedule:

“Level I Status” exists at any date if, at such date, the Borrower’s long-term debt is rated at least A by S&P or A2 by Moody’s.

“Level II Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least A- by S&P or A3 by Moody’s and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least BBB+ by S&P or Baa1 by Moody’s and (ii) neither Level I Status nor Level II Status exists.

“Level IV Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least BBB by S&P or Baa2 by Moody’s and (ii) none of Level I Status, Level II Status or Level III Status exists.

“Level V Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least BBB- by S&P or Baa3 by Moody’s and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Level VI Status” exists at any date, if at such date, no other Status exists.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the Debt under this Agreement or, if none, the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

If the Borrower is split-rated by S&P and Moody’s and the ratings differential is one level, the higher of the two ratings will apply (e.g., A-/Baa1 results in Level II Status). If the Borrower is split-rated and the ratings differential is more than one level, the rating that is one level below the higher rating will apply (e.g., A-/Baa2 results in Level III Status).

Exhibits

EXHIBIT A - Note

NOTE

New York, New York
[Date]

     For value received, THE CLOROX COMPANY, a Delaware corporation (the “Borrower”), promises to pay to the order of __________________________ (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall he made in lawful money of the United States in Federal or other immediately available funds at the office of Citibank, N.A., 1615 Brett Road, Building #3, New Castle, Delaware 19720.

     All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

[SIGNATURE PAGES TO FOLLOW]

A-1

     This note is one of the Notes referred to in the Credit Agreement dated as of May 4, 2012 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, and Citibank, N.A., as Servicing Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

THE CLOROX COMPANY

By:
Name:
Title:

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Type of	Principal	Maturity	Notation
Date	Loan	Loan	Repaid	Date	Made By

EXHIBIT B - Competitive Bid Quote Request

Form of Competitive Bid Quote Request

[Date]

To:	Citibank, N.A. (the “Servicing Agent”)

From:	The Clorox Company

Re:	Credit Agreement (the “Credit Agreement”) dated as of May 4, 2012 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, and Citibank, N.A., as Servicing Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing: ____________________

Principal Amount[1]	Interest Period[2]
$

____________________

1 Amount must be $10,000,000 or a larger multiple of $1,000,000.
2 Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period. A request for offers for more than one Interest Period may be made.

B-1

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

THE CLOROX COMPANY

By:
Name:
Title:

B-2

EXHIBIT C - Invitation for Competitive Bid Quotes

Form of Invitation for Competitive Bid Quotes

To:	[Name of Bank]

Re:	Invitation for Competitive Bid Quotes to The Clorox Company (the “Borrower”)

Pursuant to Section 2.03 of the Credit Agreement dated as of May 4, 2012 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, and Citibank, N.A., as Servicing Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing: ____________________

Principal Amount	Interest Period[1]
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

CITIBANK, N.A.,
as Servicing Agent

By:
Authorized Officer

____________________

1 The Borrower may have requested offers for more than one Interest Period.

C-1

EXHIBIT D - COMPETITIVE BID QUOTE

Form of Competitive Bid Quote

To:	Citibank, N.A., as Servicing Agent

Re:	Competitive Bid Quote to The Clorox Company (the “Borrower”)

In response to your invitation on behalf of the Borrower dated ________________, 20_, we hereby make the following Competitive Bid Quote on the following terms:

1.	Quoting Bank: ______________________________________________[1]
2.	Person to contact at Quoting Bank: ______________________________
3.	Date of Borrowing: __________________
4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Period(s) and at the following rates:

	Principal	Interest		Competitive Bid
	Amount[2]	Period[3]	[Margin][4]	[Absolute Rate5]
$

$

[Provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $_____________.]6

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of May 4, 2012 among the Borrower, the Banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, and Citibank, N.A., as Servicing Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

____________________

1 As specified in the related invitation.
2 Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offer exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.
3 Not less than one month or not less than 7 days, as specified in the related invitation. No more than five bids are permitted for each Interest Period.
4 Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 or 1%) and specify whether “PLUS” or “MINUS”.
5 Specify rate of interest per annum (to the nearest 1/10,000th of 1%).
6 Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offer exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

D-1

Very truly yours,

[NAME OF BANK]

Dated:	By:
Authorized Officer

D-2

CUSIP Number: ___________________

EXHIBIT E - Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]10 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]11 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]12 hereunder are several and not joint.]13 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Servicing Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the revolving credit facility identified below (including without limitation any letters of credit included in such facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

____________________

10 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
11 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
12 Select as appropriate.
13 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

[for each Assignee, indicate [affiliate] of [identify Bank]]

3.	Borrower:	The Clorox Company

4.	Administrative Agents:	JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as the administrative agents under the Credit Agreement

5.	Credit Agreement:	The $1,100,000,000 Credit Agreement dated as of May 4, 2012 among The Clorox Company the Banks parties thereto, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, Citibank, N.A., as Servicing Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Percentage
			Aggregate Amount of	Amount of	Assigned of
		Commitment	Commitment/Loans for	Commitment/Loans	Commitment/	CUSIP
Assignor[s][14]	Assignee[s][15]	Assigned	all Banks[16]	Assigned[8]	Loans[17]	Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ______________][18]

[Page break]

____________________

14 List each Assignor, as appropriate.
15 List each Assignee, as appropriate.
16 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
17 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
18 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY SERVICING AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][19]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][20]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]21 Accepted:

[NAME OF SERVICING AGENT], as
       Servicing Agent

By:
Title:

____________________

19 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
20 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
21 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]22

[NAME OF RELEVANT PARTY]

By:
Title:

____________________

22 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Bank, Issuing Bank) is required by the terms of the Credit Agreement.

CUSIP Number: ___________________

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

     1. Representations and Warranties.

     1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under the Credit Agreement.

     1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon any Administrative Agent, the Servicing Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on any Administrative Agent, the Servicing Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

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     2. Payments. From and after the Effective Date, the Servicing Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Servicing Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Servicing Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT F

EXTENSION AGREEMENT

JPMorgan Chase Bank, N.A.,
Citibank, N.A. and
Wells Fargo Bank, National Association,
as Administrative Agents
c/o Citibank, N.A.,
as Servicing Agent
1615 Brett Road, Building #3
New Castle, Delaware 19720

Ladies and Gentlemen:

     Effective as of [date], the undersigned hereby agrees to extend its Commitment and Termination Date under the Credit Agreement dated as of May 4, 2012 among The Clorox Company (the “Borrower”), the banks party thereto, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, and Citibank, N.A., as Servicing Agent (the “Credit Agreement”) for one year to [date to which its Termination Date is to be extended] pursuant to Section 2.01(b) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

     This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF BANK]

By:
Title:

Agreed and Accepted:

THE CLOROX COMPANY,
as Borrower

By:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Title:

CITIBANK, N.A.,
as Administrative Agent

By:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title: